UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 28, 2011

VLOV, INC.
  (Exact name of registrant as specified in Charter)

Nevada	000-53155	20-8658254
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

11/F., 157 Taidong Road
Xiamen Guanyin Shan International Commercial Operation Centre, A3-2
Siming District, Xiamen
Fujian Province, People’s Republic of China
  (Address of Principal Executive Offices)

(86592) 2345999
   (Issuer Telephone Number)

N/A
    (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On September 28, 2011 (the “Effective Date”), the registrant entered into a Loanout Agreement (the “Agreement”) with Worldwide Officers, Inc., a California Corporation (“WOI”), pursuant to which the registrant has continued to engage the services of Bennet P. Tchaikovsky as its chief financial officer.  The registrant’s prior agreement with WOI for the services of Mr. Tchaikovsky expired on April 26, 2011, although Mr. Tchaikovsky has continued to act as the registrant’s chief financial officer through the Effective Date.

Under the Agreement, Mr. Tchaikovsky will provide services as the registrant’s chief financial officer on a full-time basis, for a term of one year commencing on the Effective Date, which term shall automatically renew for additional one-year terms unless sooner terminated.  During each term, the registrant shall compensate WOI a cash fee of $90,000, payable in four equal installments of $22,500 on mutually agreed dates, with the dates for the term commencing on the Effective Date being October 31, 2011, December 28, 2011, March 28, 2012 and June 28, 2012.  In addition, the registrant shall grant a restricted stock award of $200,000 of the registrant’s common stock each term, $100,000 of which will be calculated based on the closing price of the common stock on the first day of such term, and the other $100,000 will be calculated based on the closing price on the first day immediately after the initial 6-month period of such term.  The registrant shall include Mr. Tchaikovsky as an insured under a directors and officers insurance policy, and shall reimburse WOI for reasonable business expenses incurred on behalf of the registrant.  For Mr. Tchaikovsky’s services from April 27, 2011 to September 27, 2011, the registrant shall compensate WOI with $29,534 in cash and a restricted stock award of 19,855 shares of the registrant’s common stock, and reimburse $5,065.40 in business expenses.

The Agreement terminates upon Mr. Tchaikovsky’s death.  The registrant may terminate the Agreement (i) upon written notice for cause, (ii) upon a 10-day written notice if Tchaikovsky’s health prevents him from performing his duties for a 45-day period, or (iii) upon a 30-day written notice.  WOI may terminate the Agreement upon a 90-day written notice.

The Agreement also contains restrictive covenants: (i) preventing the use and/or disclosure of confidential information during or at any time after termination; (ii) preventing competition with the registrant during the term of the Agreement and for a period of 3 years after termination (including contact with or solicitation of the registrant’s customers, employees or suppliers), provided that WOI and Mr. Tchaikovsky may make investments of up to 2% in the publicly-traded equity securities of any of the registrant’s competitors; (iii) requiring WOI and Mr. Tchaikovsky to refer any business opportunities to the registrant during the term of the Agreement and for a period of 1 year after termination.

In connection with the restricted stock awards granted under the Agreement, the registrant and WOI entered into two Restricted Stock Award Agreements.  Under such agreements, the shares of the registrant’s common stock underlying the awards may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by WOI prior to their vesting.  76,924 shares were granted to WOI for the initial 6-month period of the initial term under the Agreement, calculated based on the closing price of the registrant’s common stock as quoted on the OTC Bulletin Board on the Effective Date.  Such shares shall vest in two installments of 38,462 shares on December 27, 2011 and March 27, 2012.  The 19,855 shares for Mr. Tchaikovsky’s services from April 27, 2011 to September 27, 2011 vested in full on the Effective Date.

If the Agreement is terminated by the registrant for cause or by WOI, any share then not vested shall be automatically forfeited, but if the Agreement is terminated other than for cause, all shares then not vested shall vest as of such termination.  All shares shall be issued in certificate form, to be held in escrow by the registrant’s outside counsel and distributed to WOI on the 90th day from the termination of the Agreement.  If WOI desires to transfer shares prior to the 91st day from the termination of the Agreement, WOI shall notify the registrant, and the registrant shall have a 30-day option to acquire such shares.  WOI may dispose of any shares that the registrant elects not to acquire, on the same terms as those offered to the registrant, for a period of 180 days following the registrant’s option period.

The foregoing description of the material terms of the Agreement and the Restricted Stock Award Agreements is qualified in its entirety by a copy of such agreements attached to this current report on Form 8-K as Exhibit 99.1, 99.2 and 99.3.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

99.1	Loanout Agreement with Worldwide Officers, Inc. dated as of September 28, 2011
99.2	Restricted Stock Award Agreement with Worldwide Officers, Inc. dated as of September 28, 2011
99.3	Restricted Stock Award Agreement with Worldwide Officers, Inc. dated as of September 28, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VLOV, INC.

/s/ Qingqing Wu
Qingqing Wu
Chief Executive Officer

Dated: October 4, 2011